As filed with the Securities and Exchange Commission on July 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUGHES Telematics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0443717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

41 Perimeter Center East, Suite 400

Atlanta, GA 30346

HUGHES Telematics, Inc. 2006 STOCK INCENTIVE PLAN

HUGHES Telematics, Inc. 2009 EQUITY AND INCENTIVE PLAN

(Full titles of the plans)

Robert C. Lewis

General Counsel and Secretary

HUGHES Telematics, Inc.

41 Perimeter Center East, Suite 400

Atlanta, GA 30346

(770) 391-6400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gregory A. Fernicola, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share	4,774,935	$3.83	$18,288,002	$1,021

(1)	The 4,774,935 shares of Common Stock of the Registrant covered by this Registration Statement are authorized and reserved for issuance under the HUGHES Telematics, Inc. 2006 Stock Incentive Plan and the HUGHES Telematics, Inc,. 2009 Equity Incentive Plan (together, the “Plans”). Pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interest to be offered or sold pursuant to the Plans. Pursuant to Rule 457(h)(2) under the Securities Act, no separate filing fee is required with respect to such plan interests.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The price is based on the average of the high and low price per share of the Registrant’s common stock reported on the OTC Bulletin Board on July 28, 2009.

EXPLANATORY NOTE

This Registration Statement registers shares of common stock, par value $0.0001 per share (the “Common Stock”), of HUGHES Telematics, Inc. (the “Company”) that may be issued under the HUGHES Telematics 2006 Stock Incentive Plan or the HUGHES Telematics, Inc. 2009 Equity and Incentive Plan.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Company, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

•

description of the Company’ capital stock contained in the Company’s Registration Statement on Form 8-A (filed with the SEC on July 29, 2009), including any amendment or report filed for the purpose of updating such description;

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (filed with the SEC on March 30, 2009), except with respect to the financial statements included therein, which have been superseded by the financial statements in the Current Report on Form 8-K filed with the SEC on July 24, 2009;

•	Quarterly Report of Form 10-Q for the period ended March 31, 2009 (filed with the SEC on May 15, 2009);

•

Current Reports on Form 8-K filed with the SEC on January 30, 2009, February 12, 2009, March 3, 2009, March 12, 2009, March 20, 2009, March 30, 2009, March 31, 2009 (8-K/A), April 6, 2009 (5:23 p.m.), April 6, 2009 (5:29 p.m.), May 22, 2009, June 2, 2009 (8-K/A), June 4, 2009, June 12, 2009, June 29, 2009, July 6, 2009, July 17, 2009 and July 24, 2009, provided, however, the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K; and

•	the definitive proxy statement filed with the SEC on February 12, 2009 and the proxy supplement thereto filed with the SEC on March 20, 2009.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock registered hereby has been passed upon for the Company by Robert C. Lewis, Esq., General Counsel of the Company. Mr. Lewis presently holds (i) stock options to purchase an aggregate of 79,244 shares of the Company’s common stock under the HUGHES Telematics 2006 Stock Incentive Plan and (ii) 20,000 shares of restricted common stock of the Company and a stock option to purchase 60,000 shares of the Company’s common stock, each issued under the HUGHES Telematics, Inc. 2009 Equity and Incentive Plan and (iii) 30,479 shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

The Company’s amended and restated certificate of incorporation, referred to herein as the “certificate of incorporation,” provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Company’s amended and restated by-laws, referred to herein as the “by-laws,” provide for the same indemnification for directors and officers of the Company.

The Company’s amended and restated certificate of incorporation also provides that all directors, officers, employees and agents of the Company shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is a party or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Company’s by-laws provide that the Company will indemnify any of its directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, referred to herein as a “Third Party Proceeding,” by reason of the fact that he or she was or is a director or officer, employee or agent of the Company, acting solely in such capacity, or a person serving at the Company’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, committee or other enterprise, each referred to herein as an “Authorized Representative,” against his or her expenses and liabilities (including attorneys’ fees), actually and reasonably incurred by him or her in connection with the Third Party Proceeding if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the Company’s best interests and, with respect to any Third Party Proceeding involving potential criminal liability, referred to herein as a “Criminal Third Party Proceeding,” had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Third Party Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the Company’s best interests or, with respect to any Criminal Third Party Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company’s by-laws provide that the Company will indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by the Company to produce a judgment in favor of the Company’s shareholders, or any threatened, pending or completed action or suit in the right of the Company by the Company’s stockholders to procure a judgment in the Company’s favor, referred to herein as a “Derivative Action,” by reason of the fact that the director or officer was or is an Authorized Representative of the Company, against his or her expenses (including attorneys’ fees) actually and reasonably incurred by the director or officer in the action if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the Company’s best interests; except that no indemnification will be made in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the court of common pleas, or other similarly constituted state court, located in the county where the Company’s registered office is located or the court in which such Derivative Action is or was pending, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, he or she is fairly and reasonably entitled to indemnification for expenses which the court deems proper.

An Authorized Representative of the Company (other than a director or officer of the Company) may be indemnified by the Company or have his or her expenses advanced in accordance with the procedures described below. To the extent that an Authorized Representative of the Company has been successful on the merits or otherwise in defense of any Third Party Proceeding or Derivative Action or in defense of any claim, issue or matter therein, the Authorized Representative will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Indemnification under the provisions of the Company’s by-laws described above (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Authorized Representative is required or proper in the circumstances because he or she has met the applicable standard of conduct set forth above or has been successful on the merits or as otherwise in defense of any Third Party Proceeding or Derivative Action and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

(a) by the Company’s board of directors or a committee thereof, acting by a majority vote of a quorum consisting of the Company’s directors who are not parties to a Third Party Proceeding or Derivative Action, referred to herein as “Disinterested Directors”; or

(b) if a quorum is not obtainable or, even if obtainable, a majority vote of a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion; or

(c) by the Company’s stockholders.

The Company’s certificate of incorporation and by-laws provide that expenses incurred in defending a Third Party Proceeding or Derivative Action will be paid on behalf of a director or officer, and may be paid on behalf of any other Authorized Representative under the by-laws, by the Company in advance of the final disposition of the action as authorized in the manner provided above upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by the Company’s certificate of incorporation or by-laws. The financial ability of any Authorized Representative to make repayment will not be a prerequisite to making of an advance. Such expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Company’s board of directors deems appropriate.

The certificate of incorporation provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by the certificate of incorporation.

The indemnification provided by the Company’s by-laws is not deemed to be exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or Disinterested Directors, or otherwise, both as to action taken in another capacity while holding his or her office or position, and will continue as to a person who has ceased to be an Authorized Representative of the Company and will inure to the benefit of his or her heirs and personal representatives.

The Company’s by-laws provide the Company may purchase and maintain insurance on behalf of any person who is or was an Authorized Representative against any expenses and liabilities asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify him or her against such expenses and liabilities under the provisions of the Company’s by-laws.

The Board of Directors of the Company is expected to approve a form of Indemnification Agreement (the “Indemnification Agreement”) to be entered into between the Company and its directors and officers. The Company may from time to time enter into additional indemnification agreements with future directors and officers of the Company or other key personnel.

Each of the Indemnification Agreements is expected to provide, among other things, that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s status as a director or officer of the Company, such indemnitee was, is or is threatened to be made a party or a participant (as a witness or otherwise) in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative or investigative nature, against all losses, judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in writing in advance by the Company) and incurred by such indemnitee in connection with such proceeding. In addition, each of the Indemnification Agreements is expected to provide for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the Indemnification Agreements is expected to preclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under the Company’s governance documents, or any other agreement, any vote of the stockholders of the Company or any applicable law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description
4.1	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on April 6, 2009 (File No. 001-33860))
5.1*	Opinion of General Counsel to the Company
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Robert C. Lewis, General Counsel to the Company (included in Exhibit 5.1)
24.1*	Powers of Attorney
99.1	HUGHES Telematics 2009 Equity and Incentive Plan (incorporated by reference from Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on April 6, 2009 (File No. 001-33860))
99.2	HUGHES Telematics 2006 Stock Incentive Plan (incorporated by reference from Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on April 6, 2009 (File No. 001-33860))

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 29th day of July, 2009.

HUGHES TELEMATICS, INC.

By:	/s/ Jeffrey A. Leddy
Name:	Jeffrey A. Leddy
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and dates indicated.

Name	Position	Date

/s/ Jeffrey A. Leddy	Director and Chief Executive Officer	July 29, 2009
Jeffrey A. Leddy

/s/ Craig J. Kaufmann	Vice President Finance and Treasurer	July 29, 2009
Craig J. Kaufmann

*	Director	July 29, 2009
Andrew D. Africk

Director
Marc V. Byron

*	Director	July 29, 2009
Andrew P. Hines

*	Director	July 29, 2009
Warren N. Lieberfarb

*	Director	July 29, 2009
Steven Martinez

*	Director	July 29, 2009
Matthew H. Nord

*	Director	July 29, 2009
Aaron J. Stone

*	Director	July 29, 2009
Mark VanStekelenburg

Craig J. Kaufmann, by signing this document on behalf of the above named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such person and filed herewith.

By:	/s/ Craig J. Kaufmann
Craig J. Kaufmann
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
4.1	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on April 6, 2009 (File No. 001-33860))
5.1*	Opinion of General Counsel to the Company
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Robert C. Lewis, General Counsel to the Company (included in Exhibit 5.1)
24.1*	Powers of Attorney
99.1	HUGHES Telematics 2009 Equity and Incentive Plan (incorporated by reference from Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on April 6, 2009 (File No. 001-33860))
99.2	HUGHES Telematics 2006 Stock Incentive Plan (incorporated by reference from Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on April 6, 2009 (File No. 001-33860))

*	Filed herewith.